Exhibit 99-3

The Alaska Wireless Network Transaction –
Questions and Answers

Q:  What Have GCI and Alaska Communications Agreed to Do?

A:  GCI and Alaska Communications have agreed to contribute their mobile assets to a new jointly-owned limited liability company, The Alaska Wireless Network, LLC (“AWN”).  The contributed assets include:

•	All cellular, PCS, and AWS radio spectrum licenses.

•
GCI’s HSPA+/GSM/EDGE, CDMA/EVDO, and Wi-Fi networks and Alaska Communications’ CDMA/EVDO and LTE (currently in deployment) networks.  All wireless towers, radios/antennas, backhaul/transport facilities, and voice/data cores are included.

•	All fiber backhaul and transport facilities necessary to support expansion of the contributed networks and to provide wholesale roaming and backhaul/transport services to other wireless carriers.

Q:  After the Transaction Closes, What Will AWN Do?

A:  After closing, AWN will:

•	Integrate the combined GCI and Alaska Communications wireless assets.

•	Design, engineer, deploy, operate, and maintain a statewide LTE/HSPA+/GSM/EDGE/Wi-Fi wireless network.

Today, GCI operates both an HSPA+/GSM/EDGE network and a CDMA/EVDO network and is in the process of deploying an extensive high-speed Wi-Fi network (called GCI TurboZone) throughout the state.  Alaska Communications operates a CDMA/EVDO network and is currently deploying an LTE network.

AWN will integrate GCI’s HSPA+/GSM/EDGE/Wi-Fi networks and Alaska Communications’ LTE network into a single statewide LTE/HSPA+/GSM/EDGE/Wi-Fi platform.  In terms of data speed and geographical coverage, this platform will be the best overall wireless network in Alaska, covering more than 95% of the state’s population.

AWN will also integrate GCI and Alaska Communications’ legacy CDMA/EVDO networks.  Over time, GCI and Alaska Communications will transition their customers to AWN’s statewide wireless network.

•	Assume Alaska Communications’ and GCI’s existing agreements for wholesale roaming and backhaul/transport services to other wireless carriers including AT&T, Verizon, and Sprint.

•
Develop wholesale wireless service plans that it will sell to GCI and Alaska Communications at a discount from prevailing market rates. The approximately 30% discount is intended to cover Alaska Communications’ and GCI’s sales and marketing expenses.   GCI and Alaska Communications will independently price and package AWN plans for sale to their more than 250,000 urban and rural subscribers and lifeline subscribers, but plan development will be the responsibility of AWN.

AWN will not sell wireless services to retail customers.  GCI and Alaska Communications will continue to compete vigorously against each other and other wireless providers in the retail market.

Q:  How Will the AWN Transaction Benefit GCI, Alaska Communications, and Their Customers?

A:  After closing, AWN will:

•
Accelerate GCI’s plan to provide the best overall wireless service in urban and rural Alaska.  Adding Alaska Communications’ substantial mobile radio spectrum portfolio, LTE network, and wireless tower footprint to GCI’s wireless assets will result in a substantially more capable statewide 4G wireless platform.

•
Enhance GCI’s and Alaska Communications’ competitiveness by reducing network operating expenses (“op-ex”) and capital expenditures (“cap-ex”).  Integrating the existing GCI and Alaska Communications wireless networks and ultimately transitioning all GCI/Alaska Communications customers to a single statewide 4G network will substantially reduce op-ex and cap-ex on a per-customer basis.  This efficiency will help offset the economy-of-scale advantages that AT&T and Verizon already enjoy as national carriers.

Q:  Will the Wireless Services Offered to GCI Customers Be Affected before the Transaction Closes?

A:  Separate from the announced transaction, Alaska Communications and GCI have entered into multi-year agreements, effective as of signing, under which:

•	GCI will gain access to Alaska Communications’ wireless towers and have the ability to resell the LTE services that Alaska Communications is currently deploying.

•	Alaska Communications will gain access to GCI’s wireless towers and have the ability to resell the HSPA+/GSM/EDGE services that GCI currently offers.

Q:  Who Will Own AWN?  How Will AWN Be Managed?

A:  GCI will own two-thirds (66 2/3%) and Alaska Communications will own one-third (33 1/3%) of AWN’s equity.  AWN will be managed by a president and CEO appointed by GCI.  The AWN board will have three members – the president and CEO of GCI, Ron Duncan; the president and CEO of Alaska Communications, Anand Vadapalli; and the president and CEO of AWN.

Wilson Hughes, GCI’s current executive vice president and chief operating officer, has agreed to serve as   AWN’s president and CEO.  In the interim before the transaction is closed, Hughes will serve as GCI’s executive vice president – wireless and will lead a GCI team planning the post-closing transition to AWN.   Hughes will be succeeded at GCI by Greg Chapados, currently a GCI senior vice president.

AWN will rely on GCI senior executive officers to provide consulting services to the CEO and other senior officers of AWN with respect to high-level strategy decisions regarding legal, regulatory and finance matters.  In exchange for such services, AWN will pay GCI an annual consulting fee based on a percentage of free cash flow (FCF) (defined as EBITDA minus capital expenditures) starting at 4% for the first two years, increasing to 6% for the third and fourth years, and thereafter increasing to 8%.

Q:  How Will AWN Be Staffed?

A:  To maximize overall efficiency, Wilson Hughes will build only a small organization at AWN.  That organization will focus on the integration of GCI/Alaska Communications wireless assets, expansion of the statewide 4G wireless network, sale of wholesale roaming/backhaul/transport services to wireless carriers, and development of wireless plans/products for resale by GCI and Alaska Communications.

AWN will rely substantially on GCI and Alaska Communications for wireless network deployment and operations and maintenance.  GCI will focus on the expansion of the LTE/HSPA+/GSM/EDGE/Wi-Fi statewide network, and Alaska Communications will focus on integration of the two legacy CDMA/EVDO networks.

Q:  How Do the Alaska Communications Labor Agreements Affect the AWN Transaction?

A:  The Alaska Communications labor agreements are not expected to affect AWN’s operations.  It is anticipated that represented employees will continue to work for Alaska Communications.

Q:  Will AWN Have Any Debt?

A:  Other than a $50 million working capital line of credit provided initially by GCI, AWN will have no debt.

Q:  What Are the Financial Implications for GCI of the AWN Transaction?

A:  GCI will consolidate AWN as a GCI subsidiary and will separately reflect Alaska Communications’ non-controlling interest on GCI’s financial statements.  AWN’s cap-ex will be funded out of its EBITDA.

GCI and Alaska Communications will receive cash distributions based on the amount of FCF generated by AWN, net of the consulting fee paid to GCI.  For the first four years after closing, Alaska Communications will receive a preference under which its total cash distribution will average $47.5 million annually ($190 million in aggregate) with GCI’s receiving all remaining distributable cash.  Under the preference arrangement, Alaska Communications is expected to receive a total of $60 million more in cash than it would in the absence of the preference.   After the preference period ends, GCI and Alaska Communications will receive cash distributions based on their ownership interests.

As part of the transaction, GCI will purchase $100 million worth of Alaska Communications’ wireless assets, which will be contributed to AWN.  GCI expects to finance the $100 million asset purchase and the $50 million working capital line of credit for AWN by refinancing its senior credit facility.

In its first year of operation, AWN is expected to have EBITDA of approximately $120 million and capital expenditures of approximately $40 million.

Q:  What Synergies Will AWN Generate?

A:  AWN synergies are estimated to be $30 million a year, starting in the second year of operations.  The synergies are expected to be split equally between cap-ex and op-ex.

Q:  When Will the AWN Transaction Be Closed?

A:  The transaction is subject to Hart-Scott-Rodino review and regulatory approval from the Federal Communications Commission, which has to approve the transfer of radio spectrum licenses to AWN.

The transaction will be closed after the review process is completed.  Closing is expected to take place by the second quarter of 2013.

Q:  What Are the Breakup Fees?

A:   Failure by Alaska Communications to secure lender and union approval within 120 days will result in automatic termination of the transaction at no cost to either party.  If a party fails to maintain any non-regulatory material consent on or after the 121st day which results in termination, it will be required to pay the other party $5 million.  If Alaska Communications accepts a topping offer, it will be required to pay GCI $20 million.  If GCI accepts a topping offer, it will be required to pay Alaska Communications $40 million.

The foregoing contains forward-looking statements regarding expected results that are based on GCI’s expectations as well as on a number of assumptions concerning future events.  Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control.  Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements are contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.